EXHIBIT 99.1

9420 SANTA ANITA AVENUE RANCHO CUCAMONGA, CA 91730-6117 (909) 987-0550 Corp. Office: (800) 538-3091 Fax: (909) 987-0490 http://www.pacertechnology.com

[LOGO OF PACER TECHNOLOGY]

Contact: Rick Kay, Chairman & Chief Executive Officer

(909) 987-0550

PACER TECHNOLOGY RECEIVES ACQUISITION PROPOSAL FROM AN INVESTMENT GROUP

LED BY FORMER BOARD MEMBER

RANCHO CUCAMONGA, Calif., April 7, 2003 Pacer Technology (Nasdaq: PTCH—News), today announced that it has received a preliminary proposal from CYAN Investments, LLC (“CYAN”), to acquire all of the outstanding shares of common stock of Pacer not already owned by CYAN for $6.00 per share in cash. We have been informed that this proposal, which was to have expired on March 29, 2003, has been extended by CYAN to April 23, 2003. According to a filing made by CYAN with the Securities and Exchange Commission (“SEC”), CYAN is owned by E.T. Gravette, a former member of the Board of Directors of Pacer, and G. Jeffrey Records, Jr. and currently owns 749,260 shares, or 25.7%, of Pacer’s outstanding common stock.

Pacer’s Board of Directors has formed a Special Committee comprised solely of independent directors, who are Carl E. Hathaway and John G. Hockin, II, to review the proposal and consider courses of action that might be available to Pacer as alternatives to CYAN’s acquisition proposal. Mr. Hathaway will serve as Chairman of the Committee, which will be retaining an investment banking firm to provide financial advisory services to it in connection with its review.

As was disclosed in the SEC filing by CYAN, on March 26, 2003, Ridgestone Corporation sold all of its Pacer shares to the members of CYAN. As a result of that transaction, D. Stephen Antion, who was Ridgestone’s representative on the Board of Directors, has resigned as a director of Pacer.

In the event that a proposed transaction is approved by the Special Committee and, as a result CYAN and Pacer enter into an agreement to proceed with such a transaction, they will be required to make certain filings relating to the proposed transaction with the Securities and Exchange Commission. Pacer shareholders and investors are advised to read all such filings regarding the proposed transaction, if and when the transaction proceeds and such filings are made, because they will contain important information. Shareholders and investors also will be able to obtain free copies of any filings that might be made and other documents filed by Pacer with the SEC at the SEC’s web site at www.sec.gov.

About Pacer Technology

Pacer Technology (Nasdaq: PTCH—News) is a manufacturing, packaging and distribution company engaged in marketing advanced technology adhesives, sealants, and other related products, for consumer markets on a worldwide basis. Its products include SUPER GLUE, ZAP®, BONDINI®, FUTURE GLUE®, PRO SEAL®, GO SPOT GO®, ANCHOR-TITE™ and other well known branded products.